                                 SCHEDULE 14C

                                (Rule 14c-101)
                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                           SCHEDULE 14C INFORMATION
      Information Statement Pursuant to Section 14(c) of the Securities
                             Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14c-5(d)(2))

[_]  Definitive Information Statement

                           EZCONY INTERAMERICA INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     --------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     --------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         $533,151.15 (total consideration to be received)

      Amount is based on the sum of (i) the value of 2,688,780 shares of common stock of the registrant to be tendered pursuant to the transaction based on the average of the bid and ask price for the shares as quoted on the OTC Bulletin Board System on January 3, 2002; and (ii) $150,000.
     --------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

      $533,151.15

     --------------------------------------------------------------------------


     (5) Total fee paid:

      $106.63
     --------------------------------------------------------------------------


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     --------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     --------------------------------------------------------------------------


     (3) Filing Party:

     --------------------------------------------------------------------------


     (4) Date Filed:

     --------------------------------------------------------------------------

                           EZCONY INTERAMERICA INC.
                           Ave. Jose Dominador Bazan
                          Edif. Cofrisa #9, Local #15
                              Zona Libre de Colon
                                Rep. de Panama


                               January 22, 2002

     Dear Member:

          This information statement is being furnished to the members that hold common stock, no par value per share, of Ezcony Interamerica Inc., a British Virgin Islands corporation ("Ezcony"), in connection with the proposed sale of all of the outstanding capital stock of Ezcony's wholly-owned subsidiaries, Ezcony Trading Corporation, a Panamanian corporation, Ezcony International Corporation, a Florida corporation and New World Interactive, Inc., a Florida corporation (collectively, the "Subsidiaries"). The Stock Sale shall be consummated pursuant to a Stock Purchase Agreement, dated as of January 9, 2002, between Ezcony and Ezra Cohen (the "Stock Purchase Agreement"). Ezcony will sell all of the outstanding capital stock of the Subsidiaries to Ezra Cohen in exchange for
     (i) $150,000 in cash and (ii) the conveyance by Ezra Cohen to Ezcony of 2,688,780 shares of the issued and outstanding common stock of Ezcony.
     Ezra Cohen will pay all expenses of the transaction, leaving Ezcony with net cash proceeds of $150,000.

          We believe the Stock Sale is in the best interest of Ezcony and its members. The Stock Sale has the unanimous support of our Board of Directors, and our controlling members have consented in writing to the Stock Sale and adopted the Stock Purchase Agreement. This action by our controlling members is sufficient to ensure that the Stock Purchase Agreement and the Stock Sale are approved and authorized by a resolution of the members holding a majority of the votes without the vote of any other member. Accordingly, your approval is not required and is not being sought.

          Ezcony members will not receive any cash, stock or other property in connection with, or as a result of, the Stock Sale. Ezcony will not continue its current business operations, but will continue to be a publicly held company. Ezcony common stock will continue to be quoted on the OTC Bulletin Board, and Ezcony will continue to file reports with the Securities and Exchange Commission.

          This information statement and the attached documents provide you with detailed information about the Stock Sale. Please read these documents carefully in their entirety. You may also obtain information about us from publicly available documents that have been filed with the Securities and Exchange Commission.

                                    Very truly yours,

                                    /s/ Ezra Cohen

                                    President and Chief Executive Officer

                            EZCONY INTERAMERICA INC.
                           Ave. Jose Dominador Bazan
                          Edif. Cofrisa #9, Local #15
                              Zona Libre de Colon
                                 Rep. de Panama


                             INFORMATION STATEMENT


WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This information statement is being furnished to the members (under the law of the British Virgin Islands shareholders are referred to as "members") which hold common stock, no par value per share, of Ezcony Interamerica Inc., a British Virgin Islands corporation ("Ezcony"), in connection with the proposed sale of all of the outstanding capital stock of Ezcony's wholly-owned subsidiaries, Ezcony Trading Corporation, a Panamanian corporation, Ezcony International Corporation, a Florida corporation and New World Interactive, Inc., a Florida corporation (collectively, the "Subsidiaries"). The Stock Sale shall be consummated pursuant to a Stock Purchase Agreement, dated as of January 9, 2002, between Ezcony and Ezra Cohen (the "Stock Purchase Agreement"). Ezcony will sell all of the outstanding capital stock of the Subsidiaries to Ezra Cohen in exchange for (i) $150,000 in cash and (ii) the conveyance by Ezra Cohen to Ezcony of 2,688,780 shares of the issued and outstanding common stock of Ezcony. Ezra Cohen will pay all expenses of the transaction, leaving Ezcony with net cash proceeds of $150,000.

     Our Board of Directors believes the Stock Sale is in the best interest of Ezcony and its members. The Stock Sale has the unanimous support of our Board of Directors, and our controlling members have consented in writing to the Stock Sale and adopted the Stock Purchase Agreement. This action by our controlling members is sufficient to ensure that the Stock Purchase Agreement and the Stock Sale are approved and authorized by a resolution of the members holding a majority of the votes without the vote of any other member. Accordingly, your approval is not required and is not being sought.

     This information statement is dated January 22, 2002, and is first being mailed to our members on or about January 25, 2002.

                            EZCONY INTERAMERICA INC.
                           Ave. Jose Dominador Bazan
                          Edif. Cofrisa #9, Local #15
                              Zona Libre de Colon
                                 Rep. de Panama


                               SUMMARY TERM SHEET


Q:   WHAT TRANSACTION IS BEING PROPOSED?

A:   We are selling all of the outstanding capital stock of our wholly-owned subsidiaries, Ezcony Trading Corporation, a Panamanian corporation, Ezcony International Corporation, a Florida corporation and New World Interactive, Inc., a Florida corporation (the "Subsidiaries").

Q:   WHAT ARE THE REASONS FOR THE STOCK SALE?

A:   Ezcony has asset-based lines of credit, of which approximately $12.5 million is outstanding as of the date of this information statement. In order to secure these amounts, our lender requires that we maintain certain amounts of receivables and related assets. We believe that our lenders also monitor the amounts of our reported shareholders equity. As a result of general financial conditions in the economies we serve, the average length of time to collect our receivables from customers has increased significantly. In the first quarter of 2001, during the annual audit of our accounts by a U.S. accounting firm, we determined to increase our reserve for bad debts by $1.8 million, which adversely affected our profitability and shareholders equity. Economic conditions in our markets have continued to deteriorate and our collection cycles have lengthened to the point that further increases in such reserves may be made if our business is required to undergo an audit. Such a write-down of our assets may adversely affect our banking relationships and our ability to continue operations. Accordingly, we have determined that it is prudent at this time to exit our business in exchange for net proceeds of $150,000 in cash and the tender of approximately 64% of our currently issued and outstanding common stock.

Q:   WHAT VOTE OF MEMBERS IS REQUIRED TO APPROVE THE STOCK SALE?

A:   Approval of the Stock Sale and adoption of the Stock Purchase Agreement require authorization by a resolution of the members holding a majority of the votes. Our controlling members believe that it is in the best interests of Ezcony and our members, and they have consented in writing to the Stock Sale and adopted the Stock Purchase Agreement. This action by our controlling members is sufficient to obtain the member vote necessary to adopt the Stock Purchase Agreement and approve the Stock Sale without the approval of any other member. Therefore, you are not required to vote and your vote is not being sought.

Q:   WHEN WILL THE STOCK SALE BE COMPLETED?

A:   We expect to complete the Stock Sale by February 20, 2002, or as soon as practicable following the satisfaction or waiver of the conditions to the Stock Sale.

Q:   WHAT WILL OUR BUSINESS BE AFTER COMPLETION OF THE STOCK SALE?

A:   Upon the completion of the Stock Sale, we will discontinue our operations and the Company will remain as a public shell corporation. Our continuing director and management will use their reasonable efforts to arrange for the merger of the Company to enter into a line of business different from electronic products distribution in Latin America and in a manner deemed in the best interests of our members. We have engaged vFinance Investments Inc., a financial advisory firm located in Boca Raton, Florida to identify and assist us in consummating an appropriate merger transaction following the Stock Sale.

Q:   WILL I RECEIVE ANYTHING IN THIS TRANSACTION?

A:   Our members will not receive any cash, stock or other property in connection with, or as a result of, the Stock Sale.

Q:   WILL I STILL BE ABLE TO SELL MY STOCK?

A:   Our common stock will continue to be quoted on the OTC Bulletin Board after the Stock Sale, and we will continue to file all required reports with the Securities and Exchange Commission; however, we expect the market for our common stock after the Stock Sale to be very illiquid and thinly traded.

Q:   DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE STOCK SALE?

A:   Yes.  Under British Virgin Islands law, our members are entitled to appraisal rights in connection with the Stock Sale described in this information statement. See "Appraisal Rights."

Q:   WHOM DO I CALL IF I HAVE QUESTIONS?

A:   If you have any questions, require assistance, or need additional copies of this information statement or other related materials, you should call Carlos N. Galvez, our Chief Financial Officer, at 011-507-441-6566.

                                    SUMMARY

     The following is a summary of the material information from this information statement and may not contain all of the information that is important to you. To understand the Stock Sale fully, and for a more complete description of the legal terms of the Stock Sale, you should carefully read this information statement and the documents to which we refer you. Additional information about us has been filed with the SEC and is available upon request without charge, as described under "Where You Can Find More Information" on page 21.

                                 The Stock Sale

     This information statement is being furnished to the members which hold common stock, no par value per share, of Ezcony Interamerica Inc., a British Virgin Islands corporation ("Ezcony"), in connection with the proposed sale of all of the outstanding capital stock of Ezcony's wholly-owned subsidiaries, Ezcony Trading Corporation, a Panamanian corporation, Ezcony International Corporation, a Florida corporation and New World Interactive, Inc., a Florida corporation (collectively, the "Subsidiaries"). The Stock Sale shall be consummated pursuant to a Stock Purchase Agreement, dated as of January 9, 2002, between Ezcony and Ezra Cohen (the "Stock Purchase Agreement"). Ezcony will sell all of the outstanding capital stock of the Subsidiaries to Ezra Cohen in exchange for (i) $150,000 in cash and (ii) the conveyance by Ezra Cohen to Ezcony of 2,688,780 shares of the issued and outstanding common stock of Ezcony. Ezra Cohen will pay all expenses of the transaction, leaving Ezcony with net cash proceeds of $150,000.

                                  The Company

Ezcony Interamerica Inc.
Ave. Jose Dominador Bazan
Edif. Cofrisa #9, Local #15
Zona Libre de Colon
Rep. de Panama

                           Reasons for the Stock Sale

     Our Board of Directors believes that the proposed Stock Sale is in the best interest of Ezcony and our members. Our Board of Directors unanimously:

     . approved the form, terms and provisions of the Stock Sale and the Stock Purchase Agreement;


     . determined that the Stock Sale is fair to and in the best interest of Ezcony and its public members;


     . approved and declared the Stock Sale and the Stock Purchase Agreement advisable; and

     . recommended that our members approve and adopt the Stock Sale and the Stock Purchase Agreement.


     Important factors in the Board of Directors' determination included our financial position, secured borrowings, the existing high degree of leverage in our capitalization, receivables aging and the size of our existing reserve for bad debts.

                  Interest of Executive Officers and Directors
        In the Stock Sale; Potential Conflicts of Interest (see page 16)

     You should be aware that a number of our officers and directors have interests in the Stock Sale that are different from, or in addition to, yours. See "Interests of Executive Officers and Directors; Potential Conflicts of Interest." Ezra Cohen, our Chairman and Chief Executive Officer, is the purchaser in the proposed Stock Sale transaction. Carlos N. Galvez is employed by the Subsidiaries and will continue to serve the Subsidiaries following the conclusion of the Stock Sale. Leonard J. Sokolow, a director of our Company, is Chief Executive Officer and President of vFinance, Inc. which is the parent company of vFinance Investments, Inc., an independent financial advisory firm that has reviewed the Stock Sale and determined that it is in the best interests of the members of our Company. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Stock Sale.

                        Legal Document (see Appendix A)

     The Stock Purchase Agreement is attached as Appendix A to this information statement. We encourage you to read the agreement as it is the legal document that governs the Stock Sale.

                   Opinion of Financial Advisor (see page 9)

     In making its determination with respect to the Stock Sale and the Stock Purchase Agreement, our Board of Directors considered, among other factors, the opinion of vFinance Investments, Inc., our valuation advisor. Our Board of Directors received a written opinion dated December 29, 2001 to the effect that the terms and conditions of the Stock Sale are fair from a financial point of view to our members. This opinion, which is attached as Appendix B to this information statement, sets forth assumptions made, matters considered and limitations on the review undertaken in connection with this opinion.

                          Purchase Price (see page 13)

     In the Stock Sale, we will sell all of the outstanding capital stock of our wholly-owned subsidiaries, Ezcony Trading Corporation, a Panamanian corporation, Ezcony International Corporation, a Florida corporation and New World Interactive, Inc., a Florida corporation (collectively, the "Subsidiaries"), for a purchase price equal to (i) net proceeds of $150,000 in cash; and (ii) the conveyance by Ezra Cohen to Ezcony (for cancellation and return to treasury) of 2,688,780 shares of the issued and outstanding common stock of Ezcony (representing approximately 64% of the currently issued and outstanding shares of Ezcony).

                        Member Vote Required to Approve
             The Stock Sale and Adopt the Stock Purchase Agreement

     Approval of the Stock Sale and adoption of the Stock Purchase Agreement requires authorization by a resolution of the members holding a majority of the votes. Our controlling members have consented in writing to the Stock Sale and the terms of the Stock Purchase Agreement. The approval by our controlling members is the only approval from our members required to approve the Stock Sale and adopt the Stock Purchase Agreement.

                   Conditions to the Stock Sale (see page 15)

     Our obligation to complete the Stock Sale is subject to the following conditions:

     . Ezra Cohen shall have complied in all material respects with his agreements and covenants contained in the Stock Purchase Agreement at or prior to the closing of the Stock Sale;

     . the representations and warranties made by Ezra Cohen in the Stock Purchase Agreement shall be true in all material respects on the date of closing of the Stock Sale;

     . the Company shall have received a certificate executed by Ezra Cohen certifying as to the fulfillment of the two conditions above;

     . all action required to be taken by Ezra Cohen in order to consummate the Stock Sale shall have been taken and all consents, approvals, authorizations and exemptions from third parties that are required for us to consummate the Stock Sale shall have been obtained;

     . the absence of any order of any court or governmental authority which restrains or prohibits the consummation of the Stock Sale or investigation by any governmental authority to enjoin the Stock Sale or seek damages or other relief shall be pending or threatened as of the closing of the Stock Sale;

     . the delivery to us by Ezra Cohen of executed general releases from all of our creditors; and

     . the receipt by us from Ezra Cohen of all documents required to be delivered at the closing of the Stock Sale pursuant to the Stock Purchase Agreement.

                        Material U.S. Federal Income Tax
                  Consequences of the Stock Sale (see page 17)

     Our management has concluded that there will be no tax consequences to our members as a result of the Stock Sale.

                            Consequences to Members

     Our members will not receive any cash, stock or other property in connection with, or as a result of, the Stock Sale. Our common stock will continue to be quoted on the OTC Bulletin Board after the Stock Sale, and we will continue to file all required reports with the Securities and Exchange Commission.

                         Appraisal Rights (see page 17)

     Our members are entitled, under the applicable law of the British Virgin Islands, to appraisal rights in connection with the Stock Sale.

                                 THE STOCK SALE

General

Background of the Transaction

     The business of Ezcony, as conducted through our Subsidiaries, consists of wholesaling consumer electronics products throughout Latin America. To finance the receivables generated in our operations we have obtained asset-based lines of credit, under which there were outstanding balances of approximately $12.5 million as of the date of this information statement. In order to secure these amounts, our lender requires that we maintain certain amounts of receivables and related assets. We believe that our lenders also monitor the amounts of our reported shareholders equity. As a result of general financial conditions in the economies we serve, the average length of time to collect our receivables from customers has increased significantly. In the first quarter of 2001, during the annual audit of our accounts by a U.S. accounting firm, we determined to increase our reserve for bad debts by $1.8 million, which adversely affected our profitability and financial condition. Since then, economic conditions in our markets have continued to deteriorate and our collection cycles have lengthened to the point that further increases in such reserves may be made if our business is required to undergo an audit. Such a write-down of our assets may adversely affect our banking relationships and our ability to continue operations. Accordingly, we have determined that the Stock Sale to Ezra Cohen in exchange for $150,000 in net cash proceeds and the tender of approximately 64% of our currently issued and outstanding common stock is prudent at this time.

Reasons for the Stock Sale; Recommendation of our Board of Directors

     Our Board of Directors has determined that the Stock Sale is in the best interest of our members, and it has approved and adopted the Stock Sale and the Stock Purchase Agreement.

     In the course of determining that the Stock Sale is in the best interest of our members, our Board of Directors consulted with our management, as well as our financial advisors, and considered a number of factors in making its determination, including:

     .    our continuing reliance on secured asset based loans;

     .    the continuing deterioration of our receivables;

     .    the impact of the audit process in increasing our bad debt reserves;

     . the reaction of our lenders to increased bad debt reserves and reduced current assets;

     .    the limited trading of Ezcony stock and its highly illiquid nature;

     . the evaluation of vFinance, including its opinion as to the fairness, from a financial point of view, of the Stock Sale consideration; Ezcony members are urged to read the vFinance opinion in its entirety, the full text of which appears in Appendix B;

     . the limitations Ezcony suffered and would likely continue to suffer financially as a distributor of consumer electronic products to difficult Latin American markets, including its limited trading volume, lack of institutional sponsorship and lack of research attention from analysts, all of which adversely affect the trading market and the value of the Ezcony stock;

     . the fact that British Virgin Islands law entitles Ezcony members who file a written objection with Ezcony to obtain the "fair value" of their shares, if the Stock Sale is completed;

     . the fact that all expenses incurred by Ezcony in connection with the consummation of the Stock Sale shall be paid by Ezra Cohen; and

     . the fact that no third party has expressed any interest in acquiring Ezcony, its assets or the assets of the Subsidiaries despite efforts made by Ezcony's management to find a buyer, and that no other buyer would be likely to provide a superior value to our members.

     In view of the wide variety of factors considered in connection with its evaluation of the Stock Sale and the complexity of these matters, our Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its determination. Our Board of Directors relied on the experience and expertise of vFinance Investments, Inc., our financial advisor, for quantitative analysis of the financial terms of the Stock Sale, as described under "Opinion of vFinance." In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather the Board conducted an overall analysis of the factors described above, including thorough discussions with and questioning of our management and legal and financial advisors. In considering the factors described above, individual members of our Board of Directors may have given different weight to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the Stock Sale.

Opinion of vFinance

     On December 17, 2001, we retained vFinance Investments, Inc. ("vFinance") to provide independent valuation services. As part of the engagement, our Board of Directors requested that vFinance consider whether the proposed Stock Sale to Ezra Cohen was fair, from a financial point of view, to our members. Our Board of Directors retained vFinance in connection with the Stock Sale because vFinance is a financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers, asset and stock sales, negotiated underwritings, secondary distributions of securities, private placements and evaluations for corporate purposes.

     vFinance rendered its written opinion to our Board of Directors on January 4, 2002, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of their review, as set forth in its opinion, the Stock Sale is fair from a financial point of view to our members.

     The full text of vFinance's opinion, which sets forth material information relating to vFinance's opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by vFinance, is attached as Appendix B to this information statement and is incorporated herein by reference. This description of vFinance's opinion should be reviewed together with the full text of the opinion, and you are urged to read the opinion and consider it carefully. The following summary of vFinance's opinion is qualified in its entirety by reference to the full text of the opinion. vFinance has consented to the inclusion of its opinion in its entirety in this information statement.

     vFinance's opinion is addressed to our Board of Directors and evaluated only as to the fairness to our members, from a financial point of view, of the Stock Sale to Ezra Cohen. The terms of the Stock Sale, including the purchase price, were determined through negotiations between Ezcony and Ezra Cohen, and were not determined by vFinance. vFinance's opinion does not address the merits of the underlying decision to engage in the Stock Sale.

     In arriving at its opinion, vFinance, among other things:

     . reviewed the periodic reports under Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, certain interim reports of Ezcony and financial statements prepared by management of Ezcony;

     . reviewed certain internal financial analyses and forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Ezcony prepared by our management;

     . conducted discussions with members of senior management of Ezcony concerning the strategic rationale for, and potential benefits of, the Stock Sale and the past and current business operations, financial condition and future prospects of Ezcony;

     .  reviewed certain publicly available information regarding Ezcony;

     . reviewed a copy of the Minutes of the Extraordinary Meeting of the Board of Directors of Ezcony held on December 10, 2001, where the Stock Sale transaction was proposed;

     .  reviewed internal budgets and projections provided by Ezcony;

     . reviewed publicly available data and information for companies determined by vFinance to be comparable to Ezcony;

     . reviewed available research reports for companies determined by vFinance to be comparable to Ezcony;

     .  reviewed the financial terms of other recent similar transactions; and

     . conducted such other financial analyses and examinations and considered such other financial, economic and market criteria as vFinance determined to be appropriate for purposes of rendering its opinion as to the fairness of the transaction.

     In preparing its opinion, vFinance assumed and relied on the accuracy and completeness of all information supplied or otherwise made available, discussed with, or reviewed by or for vFinance or publicly available, and vFinance has not assumed any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Ezcony or been furnished with any such evaluation or appraisal. In addition, vFinance has not assumed any obligation to conduct, nor has vFinance conducted, any physical inspection of the assets, properties or facilities of Ezcony. With respect to the financial forecast information furnished to or discussed with vFinance by Ezcony, vFinance has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of our management as to our expected future financial performance.

     Methods of Valuation

     vFinance employed methodologies that provided estimates as to the aggregate value of Ezcony. The analyses required studies of the overall market, economic and industry conditions in which Ezcony operates and the operating results of Ezcony. Each methodology provided an estimate as to the value of Ezcony and thus provided a basis of comparison to the stock purchase consideration to be received by Ezcony in connection with the transaction. The methodologies vFinance used to estimate the value of Ezcony's operations were the discounted cash flow approach, the comparable transaction approach and the comparative market multiple approach.

     Discounted Cash Flow Analysis

     The discounted cash flow analysis considered the projected income stream of Ezcony, as provided by Ezcony's management, and then discounted that stream to the present using a market-based, risk-adjusted discount rate. The analysis included forecasted revenue for Ezcony through year 2004. Ezcony's terminal value, which represents the on-going value of the entity past the time frame of the projected income stream, was determined by capitalizing year 2003 projected results by an appropriate "exit" multiple. This multiple was based mainly on the implied multiples observed in similar transactions.

     vFinance performed several discounted cash flow analyses, aggregating (i) the present value of projected unlevered free cash flows over a forecast period (the "Forecast Period"), with (ii) the present value of the terminal value at the end of such period. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. The Forecast Period is comprised of the calendar years 2002 through 2004, and such projections were derived from data provided by Ezcony.

     In order to arrive at a present value of the free cash flows over the Forecast Period, vFinance utilized discount rates ranging from 40.0% to 60.0%, which were chosen based upon several assumptions including interest rates and the inherent business and country risk of Ezcony. The range of terminal values represents the residual value of Ezcony at the end of the Forecast Period. Under this analysis and based upon a range of terminal multiples of EBITDA for calendar year 2004 of 1.00x to 2.25x, the estimated enterprise value of Ezcony ranged from a low of approximately ($11,000) to a high of approximately $453,000.

     Comparable Transaction Approach

  vFinance also analyzed certain financial performance measures for numerous going-private transactions, which it deemed to be most comparable to this transaction, vFinance adjusted the results to reflect the fact that Ezcony performs most of its business within Latin America. The discount rate to reflect regional risk was obtained from The Morningstar Risk statistic that evaluates Latin American stock funds' downside volatility relative to that of other funds in its broad investment category. Morningstar uses a proprietary risk measure that operates differently from traditional risk measures, such as beta and standard deviation, which see both greater- and less-than-expected returns as added volatility. Morningstar believes that most investors' greatest fear is losing money defined as underperforming the risk-free rate of return an investor can earn from the 90-day Treasury bill--so the risk measure employed by vFinance focused on that downside risk. Also, vFinance analyzed the spread between long-term government treasuries with similar maturities in the U.S. and several Latin American countries. vFinance used, for comparison purposes, countries that represent significant revenue for Ezcony. The valuations of these transactions were discounted using multiples which take into account risks faced by Ezcony, primarily with respect to its operations in Latin America. Under this analysis, the estimated enterprise value of Ezcony ranged from a low of $70,000 to a high of $577,000.

     Comparative Market Multiple Approach

     vFinance also considered a comparative market multiple approach, which considers the trading multiples for certain income and cash flows of a peer group of companies. In the comparable company analysis, vFinance searched the trading statistics of companies that met the following criteria:

     . The company's primary business had to be comparable to Ezcony;

     . The company's common stock had to be outstanding in the hands of the public; and

     . The company's trading market had to be relatively active to obtain true investor sentiment.

     The results of this search indicated that the following ten companies met these search criteria and were most comparable to Ezcony: AmeriQuest Technologies, Inc., CellStar Corporation, CompuCom System, Inc., Daisytek International Corporation, Danka Business Systems PLC, European Micro Holdings, Inc., Merisel, Inc. MCSi, Inc., Pioneer-Standard Electronics, Inc. and SED International Holdings, Inc.

     Ezcony's distinct niche as a wholesale distributor of electronic products operating primarily in Latin American markets eliminates the possibility of locating directly comparable companies. Based both on the lack of publicly traded companies that are deemed directly comparable to Ezcony and on the lack of earnings characteristics for comparable companies, vFinance did not place significant weight on the selected comparable company analysis. Further, an analysis of publicly-traded comparable companies is not mathematical, rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies. Based on publicly available information, vFinance reviewed various financial information for each of the Comparable Companies including, among other things, enterprise value, market value, earnings before interest, taxes, depreciation and amortization ("EBITDA"), net income, stock price and selected financial ratios.

     Ezcony conducts most of its business in Latin America. Among the ten peer companies selected there are only two companies that do significant business within Latin America. vFinance adjusted the valuation to reflect Ezcony's concentration in the Latin American market. vFinance compared the relative value of the multiples of those peer companies that do not have a significant presence in Latin America with those of the companies that do have a significant presence in Latin America such as SED International, Inc. and CellStar Corp to determine an objective discount factor. Under this analysis, the estimated enterprise value of Ezcony ranged from a low of $71,000 to a high of $1,205,000.

     vFinance also considered a public trading price value analysis of Ezcony's common stock. However, given that (1) there is no investment analyst coverage for Ezcony, (2) there are no institutional holders of Ezcony common stock, and
(3) Ezcony's common stock is thinly traded relative to the comparable public companies, vFinance did not rely on the public valuation method in its evaluation of Ezcony and in its conclusions regarding the fairness of the transaction. In addition, vFinance in arriving at its conclusions did not give any weight to the value to the public members of maintaining Ezcony as a public, reporting shell company.

     Fairness of Consideration

     In its opinion, vFinance made its determination as to the fairness, from a financial point of view, as of the date of the Stock Purchase Agreement, of the consideration in the Stock Sale to Ezcony's public members. vFinance has advised Ezcony's board of directors that it used several methodologies to assess the fairness, from a financial point of view, of the transaction consideration. In each of the analyses, the estimated mid-range of value of Ezcony's common stock was lower than the transaction consideration offered by Ezra Cohen, leading vFinance to conclude that the Stock Sale consideration was fair to the Ezcony public members, from a financial point of view.

     vFinance's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to vFinance as of, January 4, 2002, the date of the opinion.

     vFinance's fee for the preparation of its fairness opinion was $25,000. In accordance with its engagement letter, the fee of vFinance was due and payable regardless of whether vFinance concluded that the transaction was fair to our members. The fee, together will all other expenses related to the Stock Sale, will be paid by Ezra Cohen.

                          THE STOCK PURCHASE AGREEMENT

     The following describes the material terms of the Stock Purchase Agreement. The full text of the Stock Purchase Agreement is attached to this information statement as Appendix A, and is incorporated in this information statement by reference. We encourage you to read carefully the entire agreement, as it is the legal document governing the terms of the Stock Sale.

Completion of the Stock Sale

     On February 20, 2002, or as soon as practicable after all of the conditions set forth in the Stock Purchase Agreement have been satisfied or waived, the parties will complete the Stock Sale.

Purchase Price

     In the Stock Sale, we will sell all of the outstanding common stock of our wholly-owned subsidiaries, Ezcony Trading Corporation, a Panamanian corporation, Ezcony International Corporation, a Florida corporation and New World Interactive, Inc., a Florida corporation, through which we conduct our consumer electronic distribution business, to Ezra Cohen, for a purchase price equal to
(i) $150,000 in cash net of all liabilities of Ezcony and transaction expenses, which will be paid at closing by Ezra Cohen; and (ii) the conveyance by Ezra Cohen to Ezcony (for cancellation and return to treasury) of 2,688,780 shares of the issued and outstanding common stock of Ezcony (representing 64% of the currently issued and outstanding shares of Ezcony). In addition, Ezra Cohen will assume, agrees to pay and will hold Ezcony harmless from any liability, cost, expense, lien, claim or charge of Ezcony as of the closing of the Stock Sale. Ezra Cohen will obtain executed general releases from the creditors of Ezcony which will be delivered at the closing of the Stock Sale.

Representations and Warranties of Ezcony

     Ezcony made representations and warranties in the Stock Purchase Agreement relating to various matters, including:

     .  its organization, standing and authority;

     .  the validity and effectiveness of the Stock Purchase Agreement; and

     . that the sale of the capital stock of the Subsidiaries to Ezra Cohen is without recourse, on an "as is, where is" basis, without representations or warranties as to the value, title or condition of any of the capital stock or any other matters, and that the sale is made subject to any liens which may exist on the capital stock of the Subsidiaries.

     Ezcony makes no representations as to the value, if any, of the capital stock of the Subsidiaries being transferred or regarding the assets, liabilities, equity or prospects of any of the Subsidiaries.

Representations and Warranties of Ezra Cohen

     Ezra Cohen made representations and warranties in the Stock Purchase Agreement relating to various aspects of his business activities and other matters, including:

     .  his authority to enter into the Stock Purchase Agreement;

     . the validity and effectiveness of the Stock Purchase Agreement and that no third party approvals or consents are necessary to consummate the transactions contemplated by the Stock Purchase Agreement;

     . title to the shares of common stock of Ezcony to be transferred to Ezcony by Ezra Cohen; and

     . that the creditors from whom Ezra Cohen will obtain general releases constitute the only obligees of Ezcony.

Certain Agreements of the Parties

     The Parties have agreed to use their best efforts and cooperate with one another to secure all governmental and other third party consents, approvals, exemptions and authorizations necessary to consummate the transactions contemplated by the Stock Purchase Agreement. The Parties have also agreed to use their best efforts to obtain the satisfaction of the conditions set forth in the Stock Purchase Agreement.

     We have agreed to give Ezra Cohen full access to our offices and facilities and to furnish all documents, records, work papers and information with respect to the properties, assets, books, contracts, commitments, reports and records of the Subsidiaries as Ezra Cohen may reasonably request from time to time.

     Ezra Cohen has agreed to obtain and deliver to Ezcony, at or prior to the closing of the Stock Sale, general releases executed by each of the creditors of Ezcony.

Indemnification

     We will indemnify Ezra Cohen from any losses arising from or in connection with (i) any inaccuracy of any representation or warranty of Ezcony contained in the Stock Purchase Agreement; or (ii) any breach of any covenant or agreement of Ezcony contained in the Stock Purchase Agreement.

     Ezra Cohen will indemnify us from any losses arising from or in connection with (i) any inaccuracy of any representation or warranty of Ezra Cohen contained in the Stock Purchase Agreement; (ii) any breach of any covenant or agreement of Ezra Cohen contained in the Stock Purchase Agreement; (iii) the assumed liabilities under the Stock Purchase Agreement; or (iv) any claim arising from any action or failure to act by Ezra Cohen or any of the Subsidiaries from and after the closing or any claim arising from the delivery, execution and performance of the Stock Purchase Agreement, including but not limited to, any claim for member dissenter rights.

Conditions Precedent to the Stock Sale

     Conditions to the Obligations of Ezra Cohen

     Ezra Cohen's obligation to effect the Stock Sale is subject to the satisfaction or waiver of the following conditions:

     . Ezcony shall have complied in all material respects with its agreements and covenants contained in the Stock Purchase Agreement at or prior to the closing of the Stock Sale;

     . the representations and warranties made by Ezcony in the Stock Purchase Agreement shall be true in all material respects on the date of closing of the Stock Sale;

     . Ezra Cohen shall have received a certificate executed by Ezcony certifying as to the fulfillment of the two conditions above;

     . all action required to be taken by Ezcony in order to consummate the Stock Sale shall have been taken and all consents, approvals, authorizations and exemptions from third parties that are required for us to consummate the Stock Sale shall have been obtained;

     . the absence of any order of any court or governmental authority which restrains or prohibits the consummation of the Stock Sale or investigation by any governmental authority to enjoin the Stock Sale or seek damages or other relief shall be pending or threatened as of the closing of the Stock Sale; and

     . the receipt by Ezra Cohen from Ezcony of all documents required to be delivered at the closing of the Stock Sale pursuant to the Stock Purchase Agreement.

Conditions to Ezcony's Obligations

     Ezcony's obligation to effect the Stock Sale is subject to the satisfaction or waiver of the following conditions:

     . Ezra Cohen shall have complied in all material respects with his agreements and covenants contained in the Stock Purchase Agreement at or prior to the closing of the Stock Sale;

     . the representations and warranties made by Ezra Cohen in the Stock Purchase Agreement shall be true in all material respects on the date of closing of the Stock Sale;

     . the Company shall have received a certificate executed by Ezra Cohen certifying as to the fulfillment of the two conditions above;

     . all action required to be taken by Ezra Cohen in order to consummate the Stock Sale shall have been taken and all consents, approvals, authorizations and exemptions from third parties that are required for us to consummate the Stock Sale shall have been obtained;

     . the absence of any order of any court or governmental authority which restrains or prohibits the consummation of the Stock Sale or investigation by any governmental authority to enjoin the Stock Sale or seek damages or other relief shall be pending or threatened as of the closing of the Stock Sale;

     .    the receipt by us of executed general releases from our creditors; and

     . the receipt by us from Ezra Cohen of all documents required to be delivered at the closing of the Stock Sale pursuant to the Stock Purchase Agreement.

Expenses

     All expenses incurred in connection with the Stock Sale will be paid by Ezra Cohen.

                 INTEREST OF EXECUTIVE OFFICERS AND DIRECTORS;
                        POTENTIAL CONFLICTS OF INTEREST

     Our Chairman and Chief Executive Officer, Ezra Cohen, beneficially owns approximately 6% of our common stock. Mr. Cohen is the purchaser in the proposed Stock Sale transaction described in this information statement. Moises Ezra Cohen, Ezra Cohen's father, beneficially owns approximately 41% of our common stock. Moises Homsany beneficially owns approximately 20% of our common stock. Prior to the closing of the Stock Sale, Ezra Cohen will purchase, in privately negotiated transactions, all of the shares of common stock beneficially owned by Moises Ezra Cohen and Moises Homsany. Carlos N. Galvez is employed by the Subsidiaries and will continue to serve the Subsidiaries following the conclusion of the Stock Sale.

     As more fully described elsewhere in this information statement, Ezcony has received the opinion from vFinance, an independent valuation advisor, that the proposed sale of assets to Ezra Cohen as described in this information statement is fair, from a financial point of view, to the members of Ezcony. Leonard J. Sokolow, a director of our Company, is Chief Executive Officer and President of vFinance, Inc. which is the parent company of vFinance Investments, Inc., a financial advisory firm that has reviewed the Stock Sale and determined that it is in the best interests of the members of our Company. vFinance has received a fee of $25,000 in connection with its review of the Stock Sale transaction and the issuance of its fairness opinion. This fee has been paid by Ezra Cohen. This is a flat fee and does not vary depending on whether the Stock Sale is consummated.

     We have also engaged vFinance to identify and assist us, on an exclusive basis, in consummating an appropriate merger, acquisition or sale transaction immediately following the closing Stock Sale. vFinance will provide us with investment banking and advisory services and will seek to obtain potential investors, acquirers or joint venture partners on our behalf. vFinance will primarily focus on a transaction involving the Company acquiring an operating business through a reverse merger. In connection with these services, vFinance will be entitled to receive a success fee in the amount of 10% of the total consideration received by the members of our Company (who are members immediately prior to the closing of any such proposed merger or sale), provided that the aggregate fair market value to the members of our Company following the closing of such transaction equals or exceeds $300,000. For purposes of computing the success fee, total consideration received shall mean the total sale proceeds including, but not limited to, cash, securities, notes, options, warrants, royalties and contracts. In the event that vFinance receives securities as part of its success fee, we will grant vFinance piggyback registration rights with respect to any securities. vFinance shall also be entitled to be reimbursed for its pre-approved business expenses (not to exceed $10,000) incurred in the performance of these services for Ezcony.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     Our management has concluded that there will be no tax consequences to our members as a result of the Stock Sale.

                                APPRAISAL RIGHTS

     Under British Virgin Islands law, holders of our common stock are entitled to appraisal rights in connection with the proposed Stock Sale described in this information statement.

     Any holder of our common stock who is considering exercising his or her appraisal rights is urged to review carefully the provisions of Section 83 of the International Business Companies Act of 1984, as amended (a copy of which is attached as Appendix C to this information statement), particularly with respect to the procedural steps required to perfect the right of appraisal. The right of appraisal may be lost if the procedural requirements of Section 83 are not followed exactly. The following is a summary of the procedures relating to exercise of the right of appraisal, which should be read in conjunction with the full text of the applicable provisions of Section 83.

     If a proposed corporate action creating dissenters' rights under British Virgin Islands law is effectuated by written consent without a meeting, as is the case with the proposed Stock Sale, we are required to give written notice of such member authorization or consent to each member within 20 days after the date we received written consents without a meeting from the requisite number of members necessary to authorize the action (the "members' authorization date"). Such written notice must be provided to each of our members, excepting any who consented in writing to the proposed sale of assets. THIS INFORMATION STATEMENT CONSTITUTES SUCH NOTICE TO THE HOLDERS OF OUR COMMON STOCK.

     Within 20 days after the giving of notice to him or her, any member who elects to dissent must deliver to us a written notice of such election, stating the member's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any member who elects to dissent must do so with respect to all shares held by such dissenting member. Upon filing a notice of election to dissent, the member shall thereafter be entitled only to payment of the fair value of his or her shares as described below and shall not be entitled to vote or to exercise any other rights of a member.

     Within 7 days after the expiration of the period in which members may file their notices of election to dissent, or within 7 days after the Stock Sale is effected, whichever is later, we must make a written offer to each dissenting member who has made demand as provided above to pay an amount we determine to be the fair value for such shares.

     If within 30 days after the making of such offer any member accepts the offer, payment for his or her shares will be made by us upon the surrender by the dissenting member to us of the certificates representing the shares. Upon payment of the agreed value, the dissenting member shall cease to have any interest in such shares.

     If we fail to make such offer within the period specified therefor, or if we make the offer and any dissenting member or members fail to accept the same within the period of 30 days thereafter, then within 20 days following the expiration of such 30-day period, the following procedure shall apply: (i) each of Ezcony and the dissenting member shall designate an appraiser; (ii) the two designated appraisers shall designate a third appraiser; (iii) the three appraisers shall determine the fair value of the shares held by such dissenting member as of the close of business on the date on which written consent of members without a meeting is obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, which valuation shall be binding on Ezcony and the dissenting member for all purposes; and (iv) payment for his or her shares will be made by Ezcony upon the surrender by the dissenting member to Ezcony of the certificates representing the shares.

     Any shares acquired by Ezcony in accordance with the procedures set forth above will be cancelled.

     The enforcement by a member of his or her entitlement under the dissenters' rights provisions exclude the enforcement by the member of a right to which he or she might otherwise be entitled by virtue of his or her holding shares, except that the dissenters' rights provisions do not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

SECURITY OWNERSHIP OF PRINCIPAL MEMBERS

     The following table sets forth information, as of December 31, 2001, regarding all persons known to us to be the beneficial owners of more than 5% of our outstanding common stock, all of our current directors, executive officers, and by all directors and executive officers as a group.

                                                                      Shares of Common Stock
                                                                        Beneficially Owned
                                                                        ------------------

Name and Address of Beneficial Owner                             Number            Percent of Class
------------------------------------                             ------            -----------------
Moises Ezra Cohen (1)                                            1,838,110(2)      40.8%
Moises Homsany (1)                                                 854,900(3)      20.0%
Ezra Cohen                                                         275,846(4)      6.12%
Leonard J. Sokolow                                                  40,000(5)      *
All current directors and executive officers as a group          2,153,956(6)      47.81%
 (three people)

*    Less than 1%
(1) Address is Ave. Manuel Dominador Bazan, Edif. C9, Local #15, Zona Libre de Colon, Colon, Republic of Panama.
(2) Includes options to purchase 15,000 shares. All shares held by Moises Ezra Cohen will be purchased by Ezra Cohen in private transactions, and tendered to the Company at the closing of Stock Sale.
(3) All shares held by Moises Homsany will be purchased by Ezra Cohen in private transactions, and tendered to the Company at the closing of the Stock Sale.
(4)  Includes options to purchase 192,140 shares.
(5)  Includes options to purchase 40,000 shares.
(6)  Includes options to purchase 227,140 shares.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.
                                  -------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS

DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED JANUARY 22, 2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO MEMBERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

     APPENDIX A - STOCK PURCHASE AGREEMENT

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is dated as of January 9, 2002, by and between Ezra Cohen (the "Purchaser") and Ezcony Interamerica, Inc., a British Virgin Islands international business company (the "Seller").

                             PRELIMINARY STATEMENTS
                             ----------------------

     WHEREAS, the Seller owns the shares of capital stock of the companies listed on Exhibit A hereto (the "Subsidiary Stock") and

     WHEREAS, the Purchaser wishes to purchase, and the Seller is willing to sell, convey, assign and deliver the Subsidiary Stock in exchange for the Purchase Price (as defined herein), subject to the terms and conditions contained in this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the foregoing preliminary statements are true and correct and further agree as follows:

                                   AGREEMENT
                                   ---------

     1.   Definitions.  The following terms shall have the following meanings:
          -----------

          a. "Agreement" shall mean this Stock Purchase Agreement, including the Schedules, Exhibits and Attachments hereto.


          b. "Affiliate" of a Person shall mean a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or other arrangement, as trustee or executor, or otherwise.

          c. "Closing" shall mean the closing of the purchase and sale of the Subsidiary Stock.

          d. "Closing Date" shall mean a date selected by Purchaser on not less than five calendar days' prior written notice not later than February 20, 2002, or such other date as may be determined by mutual written agreement of Seller and Purchaser.

          e. "Indemnification Notice" shall mean the written notice provided by the Indemnified Party to the Indemnifying Party setting forth the basis of an indemnification claim.

          f. "Indemnified Party" shall mean the party seeking indemnification pursuant to the terms of this Agreement.

          g. "Indemnifying Party" shall mean the party against whom a claim for indemnification is sought pursuant to the terms of this Agreement.

          h. "Person" shall mean any natural person, firm, partnership, association, corporation, company, trust, business trust, government authority or other entity.

          i. "Purchase Price" shall mean the purchase price for the Subsidiary Stock as set forth in Section 3 of this Agreement.

          j    "Purchaser" shall have the meaning set forth in the introductory paragraph of this Agreement.

          k    "Seller" shall have the meaning set forth in the introductory paragraph of this Agreement.

     2.   Transfer and Conveyance of Subsidiary Stock.  On the Closing Date, the
          -------------------------------------------
Seller shall sell, assign, transfer, convey and deliver the Subsidiary Stock to the Purchaser, subject to any applicable liens, claims or encumbrances, and the Seller shall evidence such transaction by endorsing the certificates for the Subsidiary Stock and delivering the same to the Purchaser, in exchange for and upon tender of the Purchase Consideration.

     3.   Purchase Consideration.  Upon the terms and subject to the conditions
          ----------------------
of this Agreement, the parties agree that the Purchase Consideration shall be:

          a.   Cash.  The sum of U.S. ONE HUNDRED FIFTY THOUSAND DOLLARS
               ----
($150,000) payable by Purchaser to Seller in immediately available funds at the Closing;

          b.   Seller Shares.  The conveyance by Purchaser to Seller of
               -------------
2,688,780 shares of the issued and outstanding Common Stock of the Seller (the "Seller Shares"), free and clear of all liens, claims and encumbrances; and

          c.   Assumption of Liabilities.  The Purchaser hereby assumes and
               -------------------------
agrees to pay and hold Seller harmless from any liability, cost, expense, lien, claim or charge of Seller as of the Closing Date. Without limiting the generality of the foregoing, the Purchaser shall on the Closing Date pay, in addition to and not in lieu of the amounts referred to in Section 3(a) hereof, all amounts due to each of the creditors of the Seller listed in Exhibit B as of the Closing Date (to the extent such creditor has not executed and delivered a general release in form and content acceptable to Seller) and all of the expenses of this transaction.

     4.   The Closing.
          -----------

          a.   Closing Date.  The Closing of the purchase and sale of the
               ------------
Subsidiary Stock shall be held on a date not later than February 20, 2002, at a place and time specified in writing by the Purchaser, upon not less than five calendar days? prior written notice to Seller, unless the Seller and the Purchaser mutually agree in writing to extend the Closing Date.

          b.   Deliveries of the Seller.  At the Closing, the Seller shall
               ------------------------
deliver to Purchaser: (i) the certificates for the Subsidiary Stock, duly endorsed for transfer; (ii) the closing documents specified in Section 9 hereof;
(iii) a certified copy of a resolution of the Board of Directors of Seller authorizing the Seller to enter into this Agreement; (iv) a certified copy of a written consent in lieu of a meeting of shareholders approving and ratifying the sale of all of the Subsidiary Stock of Seller on the terms set forth herein; and
(v) such other documents as may be reasonably requested by Purchaser in order to evidence the consummation of the transactions contemplated by this Agreement.

          c.   Deliveries of the Purchaser.  At the Closing, Purchaser shall
               ---------------------------
deliver to the Seller: (i) a wire transfer of the cash portion of the Purchase Price due at Closing; (ii) certificates for 2,688,780 shares of Common Stock of Seller, duly endorsed for transfer; (iii) general releases of the Seller in form and content acceptable to Seller from each of the parties listed on Exhibit B hereto; and (iv) such other documents as may be reasonably requested by the Seller in order to consummate the transactions contemplated by this Agreement.

          d.   Additional Acts.  At or subsequent to the Closing, the parties
               ---------------
shall execute and deliver any other instruments and take any actions, which may be reasonably required for the implementation of this Agreement and the transactions contemplated hereby.

     5.   Representations and Warranties of the Seller.  In order to induce
          --------------------------------------------
Purchaser to enter into this Agreement and purchase the Subsidiary Stock, the Seller makes the following representations and warranties to Purchaser, which representations and warranties shall be true and correct as of the Closing Date as well as on the date hereof:

          a.   Organizational Status.  The Seller is a corporation, duly
               ---------------------
organized, validly existing and in good standing under the laws of the British Virgin Islands. The Seller has all requisite power and authority to own or lease and operate its properties and to carry on its business as presently conducted.

          b.   Authorization.  The Seller has full corporate power and authority
               -------------
to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate and governmental action, and this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms.

          c.   Disclaimers.  THE PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT
               -----------
AS, AND TO THE EXTENT SET FORTH IN THIS SECTION FIVE HEREOF: (A) THE SALE OF THE SUBSIDIARY STOCK TO PURCHASER IS: WITHOUT RECOURSE TO THE SELLER; ON AN "AS IS, WHERE IS" BASIS; WITHOUT ANY REPRESENTATIONS OR WARRANTIES AS TO THE VALUE, TITLE OR CONDITION OF ANY OF THE SUBSIDIARY STOCK OR ANY OTHER MATTERS WHATSOEVER; (B) SELLER MAKES NO REPRESENTATION AS TO THE VALUE, IF ANY, OF THE SUBSIDIARY STOCK BEING TRANSFERRED HEREBY OR REGARDING THE ASSETS, BUSINESS, LIABILITIES, EQUITY OR PROSPECTS OF ANY SUBSIDIARY OF THE SELLER, SUBJECT TO ALL LIENS AND ENCUMBRANCES THEREON; AND (C) THE SOLE REPRESENTATIONS AND WARRANTIES OF THE SELLER ARE THOSE SPECIFICALLY PROVIDED IN SECTION 5 OF THIS AGREEMENT.

     6.   Representations and Warranties of the Purchaser.  In order to induce
          -----------------------------------------------
the Seller to enter into this Agreement and sell the Subsidiary Stock, Purchaser makes the following representations and warranties to the Seller, which representations and warranties shall be true and correct as of the Closing Date, as well as on the date hereof:

          a.   Corporate Status.  The Purchaser is of age and capacity to enter
               ----------------
into this Agreement and to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement by the Purchaser nor the consummation of the transactions contemplated hereby by the Purchaser requires the approval or consent of any third party.

          b.   Authorization.  This Agreement constitutes the legal, valid and
               -------------
binding obligation of the Purchaser enforceable in accordance with its terms.

          c.   Seller Shares.  The Purchaser at Closing shall be the sole and
               -------------
lawful owner of all of the Seller Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind. The Seller Shares have not been assigned, transferred or alienated by Purchaser in any manner, nor pledged or placed as security for any obligation of Purchaser or any third party.

          d.   Releases.  The creditors of Seller, from whom the Purchaser will
               --------
obtain executed general releases deliverable to Seller at Closing, constitute the only obligees of Seller.

     7.   Certain Covenants of the Parties.  The Seller, on the one hand, and
          --------------------------------
the Purchaser, on the other hand, hereby covenant to and agree with one another as follows:

          a. The Seller and the Purchaser will use their best efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, and to obtain the satisfaction of the conditions specified in this Agreement, as shall be required in order to enable the Seller and the Purchaser to effect the transactions contemplated by this Agreement.

          b. The Seller will give the Purchaser full access during normal business hours to, and furnish it with all documents, records, work papers and information with respect to, all properties, assets, books, contracts, commitments, reports and records relating to its subsidiaries as the Purchaser shall from time to time reasonably request.

     8.   Conditions to Purchaser's Obligations.  The obligations of the
          -------------------------------------
Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as the Purchaser may waive in writing:

          a. The Seller shall have complied with all of its agreements and covenants contained herein required to be complied with at or prior to the Closing Date, and all the representations and warranties of the Seller contained herein shall be true on and as of the Closing Date with the same effect as though made on and as of the Closing Date. The Purchaser shall have received a certificate in form and content satisfactory to the Purchaser executed by or on behalf of the Seller, and dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section.

          b. All action (including notifications and filings) that shall be required to be taken by the Seller in order to consummate the transactions contemplated hereby shall have been taken and all consents, approvals, authorizations and exemptions from third parties that shall be required in order to enable the Seller to consummate the transactions contemplated hereby shall have been duly obtained.

          c. No order of any court or governmental or regulatory authority or body which restrains or prohibits the transactions contemplated hereby shall be in effect on the Closing Date and no suit or investigation by any government agency to enjoin the transactions contemplated hereby or seek damages or other relief as a result thereof shall be pending or threatened as of the Closing Date.

          d. The Purchaser shall have received from the Seller all of the documents and items required to be delivered at Closing as provided in Section 4.b herein.

     9.   Conditions to the Seller's Obligations.  The obligations of the Seller
          --------------------------------------
to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as the Seller may waive in writing:

          a. The Purchaser shall have complied in all material respects with all of its agreements and covenants contained herein required to be complied with at or prior to the Closing Date, and all of the representations and warranties of Purchaser contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. The Seller shall have received a certificate of Purchaser, dated as of the Closing Date and signed by an officer of Purchaser, certifying as to the fulfillment of the condition set forth in this Section.

          b. All action (including notifications and filings) that shall be required to be taken by the Purchaser in order to consummate the transactions contemplated hereby shall have been taken and all consents, approvals, authorizations and exemptions from third parties that shall be required in order to enable the Seller to consummate the transactions contemplated hereby shall have been duly obtained.

          c. No order of any court or governmental or regulatory authority or body which restrains or prohibits the transactions contemplated hereby shall be in effect on the Closing Date and no suit or investigation by any government agency to enjoin the transactions contemplated hereby or seek damages or other relief as a result thereof shall be pending or threatened in writing as of the Closing Date.

          d. The Seller shall have received from Purchaser all of the documents and other items required to be delivered at Closing as provided in
Section 4.c herein.

          e. The Seller shall have received the opinion of vFinance Investments, Inc. that the transactions contemplated hereby are fair to the stockholders of Seller from a financial point of view.

     10.  Survival and Indemnification
          ----------------------------

          a. The representations, warranties, covenants and agreements contained herein to be performed or complied with after the Closing shall survive without limitation as to time.

          b. From and after the Closing Date, each of the Seller and Purchaser, as the case may be, shall indemnify and hold harmless the Indemnified Party from and against any and all claims, losses, liabilities and damages, including, without limitation, amounts paid in settlement, costs of investigation and fees and disbursements of counsel (whether at the pre-trial, trial or appellate levels), (collectively "Claim") arising out of or resulting from the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto. The Purchaser shall indemnify and hold harmless the Seller from and against any Claim arising from any action or failure to act of the Purchaser or any of the issuers of the Subsidiary Stock from and after the Closing Date or from and against any Claim arising from the execution, delivery and performance of this Agreement, including but not limited to, any Claim for dissenter rights made by any stockholder of Seller.

          c. The Indemnified Party shall promptly provide the Indemnifying Party with the Indemnification Notice, specifying in detail the basis of such Claim, the facts pertaining thereto and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter all information and documentation necessary to support and verify the Claim asserted and the Indemnifying Party shall be given reasonable access to all books and records in the possession or control of the Indemnified Party or any of its affiliates which the Indemnifying Party reasonably determines to be related to such Claim.

     11.  Expenses.  Whether or not the transactions contemplated hereby are
          --------
consummated, Purchaser will pay, unless otherwise provided herein, its own and the Seller's expenses and costs (including without limitation, the fees, disbursements and expenses of attorneys, accountants and financial advisors) incurred in connection with negotiating, preparing, approving, closing and carrying out this Agreement and the transactions contemplated by this Agreement.

     12.  Public Announcements.  The Seller and the Purchaser shall consult with
          --------------------
each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any public statement prior to such consultation.

     13.  Notices.  Any notices, requests, demands and other communications
          -------
required or permitted to be given hereunder must be in writing and, except as otherwise specified in writing, will be deemed to have been duly given when personally delivered or facsimile transmitted, or three days after deposit in the United States mail, by certified mail, postage prepaid, return receipt requested, as follows:

               If to the Purchaser:

               Ezra Cohen
               Ave. Jose Dominador  Bazan
               Edif. Cofrisa #9, Local #15
               Zona Libre De Colon
               Colon, Rep. de Panama
               Attn:  President
               Facsimile: 507-265-2901

                 -- with a copy to --

               Mitrani, Rynor, Adamsky & Macaulay, P.A.
               SunTrust International Center
               One SE 3rd Avenue - Suite 2200
               Miami, Florida 33131-1716

               Facsimile:  305-358-9617
               Attention: Robert B. Macaulay.

               If to the Seller :

               Ezcony Interamerica, Inc.
               Ave. Jose Dominador  Bazan
               Edif. Cofrisa #9, Local #15
               Zona Libre De Colon
               Colon, Rep. de Panama
               Facsimile: 507-265-2901

                 -- with a copy to --

               Adorno & Zeder, P.A.
               2601 South Bayshore Drive
               Suite 1600
               Miami, Florida  33133
               Facsimile: (305) 858-4777
               Attention: Dennis J. Olle, Esq.

or to such other addresses or facsimile numbers as either party hereto may from time to time give notice of (complying as to delivery with the terms of this Section) to the other.

     14.  Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

     15.  Benefits; Binding Effect; Assignment.  This Agreement is for the
          ------------------------------------
benefit of and binding upon the parties hereto, their respective successors and, where applicable, assigns. Neither party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior approval of the other party.

     16.  Waiver.  No waiver of any of the provisions of this Agreement will be
          ------
deemed to constitute or will constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

     17.  No Third Party Beneficiary.  Nothing expressed or implied in this
          --------------------------
Agreement is intended, or will be construed, to confer upon or give any person or entity other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

     18.  Section Headings.  The section and other headings contained in this
          ----------------
Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

     19.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and by the parties hereto in separate counterparts, each of which will be deemed to be one and the same instrument.

     20.  Litigation.  If any legal action is brought for the enforcement of
          ----------
this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney fees, paralegal fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. Any such legal action shall be brought in courts of competent jurisdiction in Miami-Dade County, Florida.

     21.  Remedies Cumulative.  No remedy made available by any of the
          -------------------
provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy is cumulative and is in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

     22.  Equitable Remedies.  The Seller acknowledges and agrees that the
          ------------------
Purchaser will not have an adequate remedy at law in the event of any breach by the Seller of this Agreement and that, therefore, the Purchaser shall be entitled, in addition to any other remedies which may be available to it, to injunctive and/or other equitable relief to prevent or remedy a breach, with the posting of any bond in connection therewith being hereby waived.

     23.  Governing Law.  This Agreement will be governed by and construed and
          -------------
enforced in accordance with the internal laws of the State of Florida.

     24.  Construction.  The parties have participated jointly in the
          ------------
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.




                      [Signatures Begin on Following Page]

          IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                              PURCHASER:


                              /s/ Ezra Cohen
                              -------------------------
                              Ezra Cohen


                              SELLER:


                              Ezcony Interamerica, Inc.
                              a British Virgin Islands International Business Company


                              By: /s/ Carlos N. Galvez
                                  ---------------------
                                  Carlos N. Galvez
                                  Chief Financial Officer

                                   EXHIBIT A


                                SUBSIDIARY STOCK


    Number of Shares           Class of Stock                  Name of Subsidiary                  Jurisdiction
    ----------------           --------------                  ------------------                  ------------
           450             Capital Stock            Ezcony Trading Corporation                 Panama
           100             Common Stock             Ezcony International Corporation           Florida
           100             Common Stock             New World Interactive, Inc.                Florida

                                   EXHIBIT B


                          LIST OF CREDITORS OF SELLER
                          ----------------------------

----------------------------------------------------------------------------------------------------------------------
Name of Creditor                             Address of Creditor
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Adorno & Zeder, P.A.                         2601 S. Bayshore Drive, Suite 1600, Miami, FL 33133
----------------------------------------------------------------------------------------------------------------------
McClain & Company, L.C.                      200 S. Biscayne Blvd., Suite 1700, Miami, FL 33131
----------------------------------------------------------------------------------------------------------------------
RRDonnelley Receivables, Inc.                P.O. Box 13654, Newark, NJ 07188-0001
----------------------------------------------------------------------------------------------------------------------
Premium Assignment Corporation               3522 Thomasville Road, Suite 400, Tallahassee, FL 32309
----------------------------------------------------------------------------------------------------------------------
NY Life Insurance Company                    Box 500, Minneapolis, MN 55440-0500
----------------------------------------------------------------------------------------------------------------------
Mellon Investor Services                     One Mellon Center, Suite 2122, 500 Grant Street, Pittsburgh, PA
                                             15258-0001
----------------------------------------------------------------------------------------------------------------------
ADP Investor Communication Services          51 Mercedes Drive, Edgewood, NY 11717
----------------------------------------------------------------------------------------------------------------------
Research Data Group, Inc.                    3450 Third Street, #3F, San Francisco, CA 94188-3213
----------------------------------------------------------------------------------------------------------------------
HWR Services Ltd.                            Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin
                                             Islands
----------------------------------------------------------------------------------------------------------------------
Greenberg Traurig, P.A.                      1221 Brickell Avenue, Miami, FL 33131
----------------------------------------------------------------------------------------------------------------------
Hamilton Bank, N.A.                          3750 N.W. 87 Avenue, Miami, FL 33178
----------------------------------------------------------------------------------------------------------------------
vFinance Investments, Inc.                   3010 N. Military Trail, Boca Raton, FL 33431
----------------------------------------------------------------------------------------------------------------------
Keyes Coverage, Inc.                         8201 W. McNab Road, Tamarac, FL 33321
----------------------------------------------------------------------------------------------------------------------
Depository Trust Co.                         55 Water Street, 50/th/ Floor, New York, NY 10041-0099
----------------------------------------------------------------------------------------------------------------------

     APPENDIX B - OPINION OF vFINANCE

[LOGO] vFinance(R)
       Investments Inc


January 04, 2002

Board of Directors
Ezcony Interamerica, Inc.
Craigmuir Chambers
PO Box 71Road Town
Tortola British Virgin Islands

Gentlemen:

     You have requested that we render our opinion as to the fairness, from a financial point of view, to the members of Ezcony Interamerica, Inc., a British Virgin Island corporation ("Ezcony"), of the transaction (the "Transaction") whereby the Company intends to effectuate the sale of the Ezcony Stock.

     vFinance Investments, Inc. (the "Firm"), as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Ezcony, having conducted a due diligence review of Ezcony in connection with the rendering of this opinion.

    In connection with the review and analysis performed to render our opinion, among other things, we have:

     i. Reviewed the periodic reports under Sections 13, 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), certain interim reports of Ezcony, as well as the financial statements prepared by the management of Ezcony;

     ii. Reviewed certain internal financial analyses and forecasts for Ezcony prepared by its management;

     iii. Held discussions with members of the senior management of Ezcony regarding the strategic rationale for, and potential benefits of, the transaction and the past and current business operations, financial condition and future prospects of the company;

     iv.   Reviewed certain publicly available documents relating to Ezcony;

     v. Reviewed a copy of the Minutes of the Extraordinary Meeting of the Board of Directors of Ezcony held on December 10, 2001 provided to us by Ezcony, where the Transaction was proposed;

     vi.   Reviewed internal budgets and projections provided to us by Ezcony;

     vii. Reviewed publicly available data and information for companies which we have determined to be comparable to Ezcony;

     viii. Reviewed available research reports for companies which we have determined to be comparable to Ezcony;

     ix.   Reviewed the financial terms of other recent similar transactions;
           and

     x. Conducted such other financial analyses and examinations and considered such other financial, economic and market criteria as we have determined to be appropriate for purposes of this opinion.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with Ezcony's consent that the financial forecasts provided by the managements of Ezcony has been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of Ezcony. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Ezcony in connection with its consideration of the transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion as of the date hereof that the Transaction is fair, from a financial point of view, to holders of the Ezcony Common Stock.

     This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent and this opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote in connection with the proposed Transaction. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of the Firm hereunder are solely corporate obligations, and no officer, director, employee, agent, member or controlling person of the Firm shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

     We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to revise our opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

     We have been engaged to render an opinion as to whether the consideration in the proposed transaction is fair, from a financial point of view, to the members of the Company, and will receive a fee in connection with the delivery of this opinion, which is not contingent upon the consummation of the Transaction. In the ordinary course of business, we may hold or actively trade the equity securities of Ezcony for our own account or for the account of customers and, accordingly may at any time hold a long or short position in such securities.

     We hereby consent to the use of this opinion in any public disclosure of Ezcony in which it is required by law, rule, or regulation to be disclosed.

Very Truly Yours,

VFINANCE INVESTMENTS, INC.


By:  /s/ Shelly Singhal
    Shelly Singhal
    Managing Director and Executive Vice President

     APPENDIX C - APPRAISAL RIGHTS

Rights of dissenters 83.(1)A member of a company incorporated under this Ordinance is entitled to payment of the fair value of his shares upon dissenting from

(a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b)  a consolidation, if the company is a constituent company;

(c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including

     (i) a disposition pursuant to an order of the court having jurisdiction in the matter;

     (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition; or

     (iii) a transfer pursuant to the power described in subsection (2) of section 9;

(d)  a redemption of his shares by the company pursuant to section 81; and

(e)  an arrangement, if permitted by the court.

(2) A member who desires to exercise his entitlement under subsection (1) must give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Ordinance or where the proposed action is authorized by written consent of members without a meeting.

(3) An objection under subsection (2) must include a statement that the member proposes to demand payment for his shares if the action is taken.

(4) Within 20 days immediately following the date on which the vote of members authorizing the action is taken, or the date on which written consent of members without a meeting is obtained, the company must give written notice of the authorization or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented to in writing, the proposed action.

(5) A member to whom the company was required to give notice who elects to dissent must, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating

(a)  his name and address;

(b) the number and classes or series of shares in respect of which he dissents; and

(c)  a demand for payment of the fair value of his shares;

and a member who elects to dissent from a merger under section 77 must give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 77.

(6) A member who dissents must do so in respect of all shares that he holds in the company.

(7) Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

(8) Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company, must make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

(9) If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

(a)  the company and the dissenting member shall each designate an appraiser;

(b)  the 2 designated appraisers together shall designate a third appraiser;

(c) the 3 appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorizing the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d) the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

(10) Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

(11) The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

Ord. 10/1990 (12)Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 81 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 81 to redeem its shares.